Exhibit (k)(2)

ESCROW AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into effective as of December 12, 2022, by and between Bain Capital Private Credit (the “Issuer”), Emerson Equity LLC (the “Placement Agent”) and U.S. Bank National Association (the “Escrow Agent”), a national banking association.

RECITALS

A.            The Issuer has retained the Placement Agent, a registered broker, to sell up to a maximum of $2,000,000,000 of its shares of beneficial interest, $0.01 par value per share, consisting of Class S common shares, Class D common shares and Class I common shares (collectively, the “Shares”) on a “best efforts” basis, pursuant to the Issuer’s registration statement on Form N-2, as amended from time to time (the “Offering Document”) under applicable state and Federal laws and regulations (the “Offering”).

B.            In accordance with the Offering Document, each subscriber to the Shares (to the extent having deposited funds with Escrow Agent, the “Subscribers” and individually, a “Subscriber”) will be required to submit full payment for their respective investments to Placement Agent at the time they enter into subscription agreements and all payments received by Placement Agent in connection with subscriptions for Shares shall be promptly forwarded to Escrow Agent.

C.            The Offering Document requires that the Subscribers’ funds will be released to the Issuer only if and when not less than $100,000,000 (the “Threshold Amount”) in subscriptions for at least 4,000,000 Shares, excluding Shares purchased by the Issuer’s investment adviser, affiliates, trustees and officers, are accepted by the Issuer from the sale of Shares and the Board of Trustees of the Issuer has directed that the Escrow Funds shall be released.

D.            Escrow Agent has agreed to accept, hold, and disburse funds deposited with it and the earnings thereon in accordance with the terms of this Agreement until subscriptions for Shares totaling the Threshold Amount (or such greater amount as the Issuer may direct in writing) have been received and upon the direction of the Issuer, or until Escrow Agent is required to pay and return such proceeds to the Subscribers upon the terms hereinafter provided.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.            Definitions. The following terms shall have the following meanings when used herein:

“Cash Investment” shall mean the number of Shares to be purchased by any Subscriber multiplied by the offering price per Share as set forth in the Subscription Accounting

“Cash Investment Instrument” shall mean a check, money order or similar instrument, made payable to or endorsed to Escrow Agent in the manner described in Section 3(c) hereof, in full payment for the Shares to be purchased by any Subscriber.

“Escrow Funds” shall mean the funds deposited with the Escrow Agent pursuant to this Agreement.

“Expiration Date” means close of business on the one-year anniversary of the commencement of the Offering.

“Issuer Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Issuer and delivered to Escrow Agent and the Placement Agent Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Joint Written Direction” shall mean a written direction executed by the Representatives and directing Escrow Agent to disburse all or a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Agreement.

“Placement Agent Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Placement Agent and delivered to Escrow Agent and the Issuer Representative in accordance with the notice provisions of this Agreement, to act as its representative under this Agreement.

“Representatives” shall mean the Issuer Representative and the Placement Agent Representative.

“Subscription Accounting” shall mean an accounting of all subscriptions for Shares received and accepted by Placement Agent as of the date of such accounting, indicating for each subscription the Subscriber’s name, social security number and address, the number and total purchase price of subscribed Shares, the date of receipt by Placement Agent of the Cash Investment Instrument, and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by Placement Agent, or other termination, for whatever reason, of such subscription.

“Threshold Amount Notice” shall mean a written notification, signed by Placement Agent, pursuant to which the Placement Agent shall represent, in each case to the best of Placement Agent’s knowledge after due inquiry and review of its records, (1) that subscriptions for the Threshold Amount have been received by Escrow Agent, (2) that Cash Investment Instruments in full payment for that number of Shares equal to or greater than the Threshold Amount have been received, deposited with and collected by Escrow Agent, (3) that such subscriptions have not been withdrawn, rejected or otherwise terminated, and (4) that the Subscribers have no statutory or regulatory rights of rescission without cause or all such rights have expired.

2.            Appointment of and Acceptance by Escrow Agent.

Issuer and Placement Agent hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms of this Agreement.

3.            Deposits.

a.            The Issuer and the Placement Agent will direct any dealers to, upon receipt of any and all checks, drafts, and money orders received from prospective purchasers of shares, transmit same together with a copy of the executed Subscription Agreement or copy of the signature page of such agreement, stating among other things, the name of the purchaser, current address, and the amount of the investment to U.S. Bancorp Fund Services, LLC d/b/a U.S. Bank Global Fund Services (the “Transfer Agent”) by (a) the end of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and checks are received, or (b) the end of the second business day following receipt where internal supervisory review is conducted at a different location than that which subscription documents and checks are received. All Cash Investment Instruments shall be made payable to the order of, or endorsed to the order of, “U.S. Bank National Association/Bain Capital Private Credit- Escrow Account,” and Escrow Agent shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not payable or endorsed in that manner.

b.            Upon receipt by Placement Agent of any Cash Investment Instrument for the purchase of Shares, Placement Agent shall forward to Escrow Agent the Cash Investment Instrument to be held in an escrow account of the Escrow Agent and invested as described in Section 10 hereof. Each such deposit by Placement Agent shall constitute Placement Agent’s warranty that the applicable sale of Shares occurred prior to the Expiration Date and shall be accompanied by the following documents:

(i)	a Subscription Agreement containing such Subscriber’s name, social security number or taxpayer identification number, address and other information required for withholding purposes; and

(ii)	a Subscription Accounting.

c.            All funds so deposited shall remain the property of the Subscribers according to their respective interests and shall not be subject to any lien or charge by escrow agent or by judgment or creditors' claims against Issuer until released or eligible to be released to Issuer in accordance with Section 4(a) hereof.

d.            Escrow Agent shall have the right in its sole discretion to reject deposits from any Subscriber. Placement Agent and Issuer understand and agree that all Cash Investment Instruments received by Escrow Agent hereunder are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Agent shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with this Agreement. If, upon presentment for payment, any Cash Investment Instrument is dishonored, Escrow Agent’s sole obligation shall be to notify Placement Agent of such dishonor and to return such Cash Investment Instrument to Placement Agent. Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible after payment or disbursement of the funds represented thereby has been made by Escrow Agent, Issuer shall immediately reimburse Escrow Agent upon receipt from Escrow Agent of written notice thereof.

Upon receipt of any Cash Investment Instrument that represents payment of an amount less than or greater than the Cash Investment, Escrow Agent's sole obligation shall be (i) in the case of receipt of an amount less than the Cash Investment, to notify Issuer and Placement Agent of such fact and to return such Cash Investment Instrument to Placement Agent, and (ii) in the case of receipt of an amount greater than the Cash Investment, to notify Issuer and Placement Agent of such fact and either to return such Cash Investment Instrument in its entirety to Placement Agent or return excess funds greater than the Cash Investment to Placement Agent in either case as directed by the Placement Agent in writing.

4.            Disbursement upon receipt of Threshold Amount.

Subject to the limitations set forth in this Section 4, Escrow Agent shall, upon receipt of a Joint Written Direction to do so, pay to Issuer the liquidated value of the Escrow Funds together with any interest income thereon, if any, by wire transfer, following receipt of the following documents:

a.	A Threshold Amount Notice;

b.	Subscription Accounting, substantiating the Escrow Agent’s receipt of the Threshold Amount;

c.	A Certification, signed by the Issuer and the Placement Agent, that: (i) based upon the Subscription Accounting maintained by the Placement Agent and Issuer and the reports of receipts provided by Escrow Agent, all sums necessary to complete the Offering have been met and received from the Subscribers; (ii) all other conditions necessary to the disbursement of the funds to the Issuer under the Offering Documents have been satisfied; (iii) neither the Issuer nor the Placement Agent has received any notice from any court, regulatory agency or other tribunal or administrative body having jurisdiction with respect to the Offering Documents or subscriptions referred to herein that a stop or similar order has been issued or threatened as of the date of such certification; and (iv) the Subscribers have been or will promptly be notified of the transfer of funds;

d.	A resolution of the Issuer’s Board of Trustees approving such release; and

e.	Such other certificates, notices or other documents as Escrow Agent shall reasonably require.

Prior to any disbursement, Escrow Agent must receive reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or Form W-8, as applicable. All disbursements of Escrow Funds to the Issuer shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to this Agreement. Notwithstanding the foregoing, Escrow Agent shall not be obligated to disburse the Escrow Funds to Issuer if Escrow Agent has reason to believe that (a) Cash Investment Instruments in full payment for that number of Shares equal to or greater than the Threshold Amount have not been received, deposited with and collected by the Escrow Agent, or (b) any of the certifications and opinions set forth in the Threshold Amount Notice or the documents required hereunder are incorrect or incomplete.

Escrow Agent shall make only one disbursement under this Agreement and after such disbursement, Escrow Agent shall reject any further deposits.

5.            Rejection of Any Subscription or Termination of the Offering.

Following receipt by Escrow Agent of written notice (i) from Issuer or Placement Agent that Issuer intends to reject a Subscriber’s subscription, (ii) from Issuer or Placement Agent that there will be no closing of the sale of Shares to Subscribers, or (iii) from the Securities and Exchange Commission or any other federal or state regulatory authority that a stop or similar order has been issued with respect to the Offering Document and has remained in effect for at least twenty (20) days, Escrow Agent shall promptly pay to the applicable Subscriber(s), by wire or bank check sent via overnight mail or by first-class mail, the amount of the Cash Investment paid by each Subscriber together with any interest income thereon, if any.

6.            Expiration of Offering Period.

Notwithstanding anything to the contrary contained herein, if Escrow Agent shall not have received a Threshold Amount Notice on or before the Expiration Date, Escrow Agent shall, promptly and without any further instruction or direction from Placement Agent or Issuer, return to each Subscriber, by bank check and via overnight mail or first-class mail, the Cash Investment made by such Subscriber, together with interest thereon, if any. The Issuer agrees to promptly inform the Subscribers in writing why funds are being returned.

7.            No Decrease in Threshold Amount or Extension of Expiration Date.

The Issuer and the Placement Agent agree that the Threshold Amount may not be decreased and the Expiration Date may not be extended.

8.            Suspension of Performance or Disbursement into Court.

If, at any time, (i) there shall exist any dispute between Placement Agent, Issuer, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or (ii) if at any time Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) if Placement Agent and Issuer have not within 30 days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 13 hereof appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

a.            suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be).

b.            petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court all funds held by it in the Escrow Funds, for holding and disposition in accordance with the instructions of such court. Escrow Agent shall have no liability to Placement Agent, Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

9.            Responsibilities and Obligations of Escrow Agent.

a.            Escrow Agent assumes no responsibilities, obligations, or liabilities except those expressly provided for in this Agreement as follows:

(i)            The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein and whether or not a copy of such agreement has been provided to the Escrow Agent. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to the Issuer. Without any limitation of the foregoing, Escrow Agent shall have no responsibility to determine the Issuer’s compliance with any of its obligations with respect to any Broker-Dealer or Subscriber, the Threshold Amount or any other agreement related to the Offering.

(ii)            Notwithstanding anything herein to the contrary, no reference in this Agreement to any other agreement shall be construed or deemed to enlarge the responsibilities, obligations, or liabilities of Escrow Agent set forth in this Agreement, and Escrow Agent is not charged with knowledge of any other agreement.

b.            Escrow Agent shall be protected in relying upon the truth of any statement contained in any requisition, notice, request, certificate, approval, consent or other document, and in acting on any such document, which on its face and without inquiry as to any other facts, appears to Escrow Agent to be genuine and to be signed by the proper party or parties, and is entitled to believe all signatures are genuine and that any person signing any such paper who claims to be duly authorized is in fact so authorized, absent timely receipt by the undersigned Escrow Agent representative of written notice to the contrary.

c.            Escrow Agent shall be entitled to act on any instruction given in accordance with the terms herein, in writing and signed by a person believed by Escrow Agent to be an authorized signatory of the Issuer or Placement Agent and shall be fully protected in doing so, absent timely receipt by the undersigned Escrow Agent representative of written notice to the contrary.

d.            Escrow Agent shall be entitled to act in accordance with any court order or other final determination by any governmental authority concerning any matter arising hereunder without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

e.            Escrow Agent shall have no responsibility for, and makes no representation as to the value, validity or genuineness of any article, asset or document deposited with Escrow Agent in the Escrow Account under this Agreement.

f.            Escrow Agent shall have no responsibility to make payments out of the Escrow Account for any amount in excess of the amount of collected funds deposited in the Escrow Account together with any interest income thereon, if any.

g.            Escrow Agent may execute any of its powers or responsibilities hereunder and exercise any of its rights hereunder either directly or by or through its agents or attorneys. Nothing in this Agreement shall be deemed to impose upon Escrow Agent any duty to qualify to do business or to act as a fiduciary or otherwise in any jurisdiction. Escrow Agent shall not be responsible for and shall not be under a duty to examine or pass upon the validity, binding effect, execution or sufficiency of the Agreement or of any agreement amendatory or supplemental hereto or of any other agreement.

h.            In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action.

i.             Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Agreement or the Offering, or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgment may expose it to potential expense or liability. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel.

10.            Investment of Escrow Funds.

Based upon Issuer’s and Placement Agent’s prior review of investment alternatives, in the absence of further specific written direction to the contrary at any time that an investment decision must be made, Escrow Agent is directed to invest and reinvest the Escrow Funds in the investment identified in Exhibit C. If applicable, Issuer and Placement Agent acknowledge receipt from Escrow Agent of a current copy of the prospectus for the investment identified in Exhibit C. The Representatives may deliver to Escrow Agent a Joint Written Direction changing the investment of the Escrow Funds, upon which direction Escrow Agent may conclusively rely without inquiry or investigation; provided, however, that Issuer and Placement Agent warrant that no investment or reinvestment direction will be given except in the following:  (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America; (b) U.S. dollar denominated deposit accounts and certificates of deposit issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which are either (i) insured by the Federal Deposit Insurance Corporation (“FDIC”) up to FDIC limits, or (ii) with domestic commercial banks which have a rating on their short-term certificates of deposit on the date of purchase of at least “A-1” by S&P or “P-1” by Moody’s (ratings on holding companies are not considered as the rating of the bank); or (c) money market funds, including funds managed by Escrow Agent or any of its affiliates; provided further, however, that Escrow Agent will not be directed to invest in investments that Escrow Agent determines are not consistent with Escrow Agent’s policies or practices. Issuer and Placement Agent recognize and agree that Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of Escrow Funds or the purchase or disposition of any investment and the Escrow Agent will not have any liability for any loss in an investment made pursuant to the terms of this Agreement, except to the extent such loss results from the gross negligence, fraud or willful misconduct of Escrow Agent. Escrow Agent has no responsibility whatsoever to determine the market or other value of any investment and makes no representation or warranty as to the accuracy of any such valuations. To the extent applicable regulations grant rights to receive brokerage confirmations for certain security transactions, Issuer and Placement Agent waive receipt of such confirmations. All investments will be made in the name of Escrow Agent. Escrow Agent may, without notice to Issuer and Placement Agent, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder and will not be liable for any loss, cost or penalty resulting from any sale or liquidation of any such investment. All investment earnings will become part of the Escrow Funds and investment losses will be charged against the Escrow Funds. With respect to any Escrow Funds or investment instruction received by Escrow Agent after 11:00 a.m., U.S. Central Time, Escrow Agent will not be required to invest applicable funds until the next business day. Receipt of the Escrow Funds and investment and reinvestment of the Escrow Funds will be confirmed by Escrow Agent by an account statement. Failure to inform Escrow Agent in writing of any error or omission in any such account statement within 90 days after receipt will conclusively be deemed confirmation and approval by Purchaser and Seller of such account statement.

11.            Compensation of Escrow Agent.

a.            Fees and Expenses. Issuer shall compensate Escrow Agent for its services hereunder in accordance with Exhibit A attached hereto and, in addition, shall reimburse Escrow Agent for all its reasonable out-of-pocket expenses, including attorneys’ fees, travel expenses, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. The additional provisions and information set forth on Exhibit A are hereby incorporated by this reference and form a part of this Agreement. All the compensation and reimbursement obligations set forth in this Section shall be payable by Issuer upon demand by Escrow Agent. The obligations of Issuer under this Section shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

b.            Disbursements from Escrow Funds to Pay Escrow Agent. The Escrow Agent is authorized to, and may, disburse from time to time, to itself or to any Indemnified Party from the Escrow Funds (but only upon Escrow Agent’s receipt of the Threshold Amount), the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification pursuant to Section 12 hereof). Escrow Agent shall notify Issuer of any disbursement from the Escrow Funds to itself or to any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish to Issuer copies of all related invoices and other statements.

c.            Security and Offset. Issuer hereby grants to Escrow Agent and the Indemnified Parties a security interest in and lien upon the Escrow Funds to secure all obligations hereunder, and Escrow Agent and the Indemnified Parties shall have the right to offset the amount of any compensation or reimbursement due any of them hereunder (including any claim for indemnification) against the Escrow Funds (but only upon Escrow Agent’s receipt of the Threshold Amount). If for any reason the Escrow Funds available to Escrow Agent and the Indemnified Parties pursuant to such security interest or right of offset are insufficient to cover such compensation and reimbursement, Issuer shall promptly pay such amounts to Escrow Agent and the Indemnified Parties upon receipt of an itemized invoice.

12.            Indemnification of Escrow Agent.

From and at all times after the date of this Agreement, Issuer and Placement Agent agree, jointly and severally, to indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Issuer, the Placement Agent and any Subscriber, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability to have resulted from the gross negligence, fraud or willful misconduct of such Indemnified Party. Issuer and Placement Agent further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Issuer’s and Placement Agent’s indemnification obligations hereunder except to the extent such costs have resulted from the gross negligence, fraud or willful misconduct of such Indemnified Party. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it. The obligations of the Issuer and Placement Agent under this Section shall survive termination for any reason of this Agreement or resignation or removal of Escrow Agent.

13.            Termination, Resignation and Removal.

a.            This Agreement shall terminate when (i) Escrow Agent or its successor or assign receives written notification of termination from the Issuer including final disposition instructions signed by the Issuer, and (ii) all Escrow Funds have been disbursed as provided in this Agreement. The rights and obligations of Escrow Agent shall survive the termination of this Agreement.

b.            Escrow Agent may resign at any time and be discharged from its duties hereunder by giving the Issuer no fewer than thirty (30) days’ prior written notice thereof and after such specified date, notwithstanding any other provision of this Agreement, Escrow Agent’s sole obligation will be to hold the Escrow Funds pending appointment of a successor Escrow Agent. Similarly, the Issuer may remove and discharge Escrow Agent from its duties hereunder by giving Escrow Agent no fewer than thirty (30) days’ prior written notice thereof. As soon as practicable after its resignation or removal, Escrow Agent shall turn over to a successor escrow agent appointed by the Issuer all Escrow Funds together with any interest income thereon, if any, then held hereunder, after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder, upon presentation of the document from the Issuer appointing a successor escrow agent and its acceptance of appointment, after which the resigning escrow agent shall be released from any and all liabilities arising under this Agreement. If no successor escrow agent is appointed by the Issuer within the thirty (30) day period following such notice of resignation or removal, Escrow Agent reserves the right to forward the matter and all Escrow Funds then held by Escrow Agent pursuant to this Agreement, after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys' fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder, to a court of competent jurisdiction at the expense of the Issuer and Placement Agent.

14.            Representations and Warranties.

a. Each of the Placement Agent and the Issuer respectively makes the following representations and warranties to Escrow Agent:

(i)            It is duly organized, validly existing, and in good standing under the laws of the state of its incorporation or organization, and has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

(ii)           This Agreement has been duly approved by all necessary action, including any necessary shareholder or membership approval, has been executed by its duly authorized officers, and constitutes its valid and binding agreement, enforceable in accordance with its terms.

(iii)          The execution, delivery, and performance of this Agreement will not violate, conflict with, or cause a default under its articles of incorporation, articles of organization or bylaws, operating agreement or other organizational documents, as applicable, any applicable law or regulation, any court order or administrative ruling or decree to which it is a party or any of its property is subject, or any agreement, contract, indenture, or other binding arrangement to which it is a party or any of its property is subject. The execution, delivery and performance of this Agreement is consistent with and accurately described in the Offering Document, and the allocation of interest and other earnings to Subscribers has been properly described therein and herein.

(iv)          Neither the Placement Agent nor the Issuer has made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the securities offered for sale. The Placement Agent and Issuer further warrant and agree that they will insert in any prospectus, offering circular, advertisement, subscription agreement or other document made available to prospective purchasers of the Securities the following statement in bold face type: “U.S. Bank National Association and its affiliates are acting solely in the capacity of custodian, sub-administrator, transfer agent, fund accounting agent and escrow agent in connection with the offering of securities described herein, and have not endorsed, recommended or guaranteed the purchase, value or repayment of such securities”, and will furnish to the Escrow Agent a copy of each such prospectus, offering circular, advertisement, subscription agreement or other document at least 5 business days prior to its distribution to prospective purchasers of the securities.

(v)           All its representations and warranties contained herein are true and complete as of the date hereof and will be true and complete at the time of any deposit to or disbursement from the Escrow Funds.

(vi)          each of the applicable persons designated on Exhibit B attached hereto has been duly appointed to act as its authorized representatives hereunder and individually has full power and authority on its behalf to execute and deliver any instruction or direction, to amend, modify or waive any provision of this Agreement and to take any and all other actions as its authorized representative under this Agreement, all without further consent or direction from, or notice to, it or any other person; and

(vii)         no change in designation of such authorized representatives shall be effective until written notice of such change is delivered to each other party to this Agreement pursuant to Section 16 and Escrow Agent has had reasonable time to act upon it.

b.            Issuer further represents and warrants to Escrow Agent that no party other than the parties hereto and the prospective Subscribers have, or shall have, any lien, claim or security interest in the Escrow Funds or any part thereof. No financing statement under the Uniform Commercial Code is on file in any jurisdiction claiming a security interest in or describing (whether specifically or generally) the Escrow Funds or any part thereof.

c.            Placement Agent further represents and warrants to Escrow Agent that the deposit with Escrow Agent of Cash Investment Instruments shall be deemed a representation and warranty by Placement Agent that such Cash Investment Instrument represents a bona fide sale to the Subscriber described therein of the number of Shares set forth therein, subject to and in accordance with the terms of the Offering Document. Placement Agent further represents and warrants that it is and shall be at all times during the term of this Agreement a properly registered broker under applicable regulations of the United States Securities and Exchange Commission.

15.            Identifying Information.

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For non-individual persons such as a business entity, a charity, a trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. Escrow Agent may also ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. Issuer and Placement Agent agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

16.            Notices.

All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be delivered (a) by personal delivery, or (b) by national overnight courier service, or (c) by certified or registered mail, return receipt requested, or (d)by email. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section). Such notices shall be sent to the applicable party or parties at the address specified below:

If to the Issuer:

Bain Capital Private Credit

200 Clarendon Street, 37th Floor

Boston, MA 02116

Attn: Jessica Yeager

Phone: 617-516-2130

Email: J.Yeager@BainCapital.com

If to the Placement Agent:

Emerson Equity C/O MBD Solutions

6860 N Dallas Pkwy, Ste 200

Plano, TX 75024

Attn: Melinda Leishman

Phone: 214-405-7794

Email: MLeishman@MBDSolutions.com and rjones@mbdsolutions.com

If to the Escrow Agent:

U.S. Bank National Association, as Escrow Agent

Attn: Global Corporate Trust Services

One Federal Street, 3rd Floor

Boston, MA 02110

Attention: Steven Gomes

Ref: Bain Capital Private Credit Escrow

Telephone: 617-603-6549

Email: Steven.Gomes@usbank.com

With a copy to:

U.S. Bank National Association

Attn: Trust Finance Management

60 Livingston Ave

St. Paul, MN 55107

Ref: Bain Capital Private Credit Escrow

Telephone: 651-466-6094

E-mail: TFMCorporateEscrowShared@usbank.com

If to the Transfer Agent

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

17.            [reserved]

18.            Parties Bound.

This Agreement shall extend to and be binding upon the respective successors, representatives, and permitted assigns of the Issuer, the Placement Agent and Escrow Agent.

19.            Entire Agreement.

This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and cannot be modified, amended, supplemented, or changed, nor can any provisions hereof be waived, except by written instrument executed by the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Issuer, the Placement Agent, Escrow Agent and the Indemnified Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

20.            Assignment.

No party hereto may assign its rights or obligations under this Agreement without the written consent of each other party hereto; provided, however, that any entity into which the Escrow Agent may be merged or with which it may be consolidated, or any entity to which the Escrow Agent may transfer a substantial amount of its corporate trust business (including the administration of this Agreement), shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

21.            Applicable Law.

The Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Massachusetts without reference to its conflicts of law provisions.

22.            Consent to Jurisdiction and Venue.

Each of the parties hereto irrevocably (a) consents to the exclusive jurisdiction and venue of the state and federal courts in the State of Massachusetts in connection with any matter based upon or arising out of this Agreement, (b) waives any objection to such jurisdiction or venue (c) agrees not to commence any legal proceedings related hereto except in such courts and (d) consents to and agrees to accept service of process to vest personal jurisdiction over them in any such courts made in the manner provided by for the giving of notice in Section 16.

23.            Severability.

If at any time after the date hereof, any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect, and shall be limited or expanded in scope so as to carry out the intent of the parties as expressed herein to the greatest extent possible. The illegality or unenforceability of any such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

24.            Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

25.            Optional Security Procedures.

In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated by Issuer on Exhibit B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. Issuer agrees that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Issuer to identify (a) the beneficiary, (b) the beneficiary's bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank so designated. Issuer acknowledges that these optional security procedures are commercially reasonable.

26.            Tax Reporting.

Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Issuer shall consult with independent counsel concerning all tax matters. Issuer or Placement Agent shall provide Escrow Agent Form W-9 or Form W-8, as applicable, for each payee, together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent shall withhold taxes as required by the IRS. Issuer has determined that any interest or income on Escrow Funds shall be reported on an accrual basis and deemed to be for the account of Issuer. Issuer shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that Issuer shall accurately provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s other reporting obligations under applicable U.S. federal law or regulation. Except as otherwise agreed by Escrow Agent in writing, Escrow Agent has no tax reporting or withholding obligation except with respect to Form 1099-B reporting on payments of gross proceeds under Internal Revenue Code Section 6045.

27.            Electronic Transmission; Electronic Signatures. Escrow Agent shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by Escrow Agent to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to Escrow Agent) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to Escrow Agent, including without limitation the risk of Escrow Agent acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, Escrow Agent may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to Escrow Agent in lieu of, or in addition to, any such electronic Notice.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first above written.

BAIN CAPITAL PRIVATE CREDIT, as Issuer

/s/ Sally Fassler Dornaus

Name:	Sally Fassler Dornaus

Title:	Managing Director/CFO – Bain Capital Credit, LP

Emerson Equity LLC, as Placement Agent

/s/ Robert Jones

Name:	Robert Jones

Title:	Registered Principal

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

/s/ Steven J. Gomes

Name:	Steven J. Gomes

Title:	Vice President

EXHIBIT B

Each of the following person(s) is an Issuer representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Issuer’s behalf (only one representative required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following)

The following person not listed above is authorized for call-back confirmations:

[______________]
Name	Telephone Number

Each of the following person(s) is a Placement Agent representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Placement Agent’s behalf (only one representative required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following)

The following person not listed above is authorized for call-back confirmations:

[______________]
Name	Telephone Number

EXHIBIT C

First Amer Govt Oblig/Cl Z